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FORM 3                                                  OMB APPROVAL
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                                             OMB Number                3235-0104
                                             Expires:        September  30, 1997
                                             Estimated average burden
                                             hours per response .............0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

            INITITAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
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 1. Name and Address of Reporting Person*

                             Rutstein, C. Lawrence
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     (Last)                          (First)                         (Middle)

                             7777 Glades Road #211
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                                    (Street)
      Boca Raton,                     FL                          33434
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     (City)                         (State)                       (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)

                                    2/01/99
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 3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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 4. Issuer Name and Ticker or Trading Symbol

                      Daltex Medical Sciences, Inc. (DLTX)
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 5. Relationship of Reporting Person to Issuer (Check all applicable)

    [ X ]  Director                       [ X ]  10% Owner
    [   ]  Officer (give title below)     [   ]  Other (specify below)

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 6. If Amendment, Date of Original (Month/Day/Year)

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 7. Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
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TABLE I -- Non-Derivative Securities Beneficially Owned
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
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1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 4)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
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  Common Stock                   |      333,400              |              D             |
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  Common Stock                   |      333,300              |              I             | Officer, Director and Principal
                                 |                           |                            | Shareholder of MCG Partners, Inc.
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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
* If the form is filed by more than one Reporting Person, see Instruction
  5(b)(v).
Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)
                                                                          (Over)
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

FORM 3 (continued)       Table II -- Derivative Securities Benefically Owned
                     (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
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                                                   |                    |
a) Series A Convertible Preferred                  | On Issuance        |       N/A
                                                   |                    |
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                                                   |                    |
b) Series A Convertible Preferred                  | On Issuance        |       N/A
                                                   |                    |
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                                                   |                    |
c)                                                 |                    |
                                                   |                    |
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                                                   |                    |
d)                                                 |                    |
                                                   |                    |
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3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
-----------------------------------------|                           |                                   |
                          |  Ammount or  |                           |                                   |
                          |   Number of  |                           |                                   |
          Title           |   Shares     |                           |                                   |
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                          |              |                           |                                   |
a) Common Stock           |   29,666,000 |        N/A                |               D                   |             N/A
                          |              |                           |                                   |
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                          |              |                           |                                   |
b) Common Stock           |  29,667,000           N/A                                I                   | By MCG Partners, Inc.
                          |              |                           |                                   |
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                          |              |                           |                                   |
c)                        |              |                           |                                   |
                          |              |                           |                                   |
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                          |              |                           |                                   |
d)                        |              |                           |                                   |
                          |              |                           |                                   |
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Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 10 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, See instruction 6 for procedure.



/s/ C. Lawrence Rutstein                       06/24/99
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**Signature of Reporting Person                 Date
           C. Lawrence Rutstein
                                                                      Page 2
                           (Print or Type Responses)